UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 19, 2004

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As of November 19, 2004, in connection with our entry into the new credit agreement described in Item 2.03 hereof, we terminated our $500.0 million five-year revolving credit agreement with the lenders party thereto and JP Morgan Chase Bank, as administrative agent. The prior credit agreement would have expired on July 14, 2005. The lenders under the prior credit agreement and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 19, 2004, we entered into an unsecured syndicated revolving credit facility (the “New Facility”) with the lenders party thereto and National City Bank, as administrative agent for the lenders, that expires on November 19, 2009. The New Facility provides for a five-year $330.0 million revolving credit facility, which includes sublimits for the issuance of swingline loans, which are comparatively short-term loans used for working capital purposes, and letters of credit. The aggregate maximum principal amount of the commitments under the New Facility may be expanded upon our request, subject to certain conditions, to $430.0 million. The New Facility allows for borrowings in various currencies and provides for commitments (the “Canadian Commitments”), which may be activated at our request, subject to certain conditions, to make revolving loans to one or more of our subsidiaries located in Canada. The Canadian Commitments, to the extent activated, will function as a sublimit on the overall amount of commitments under the New Facility. RPM International Inc. is the borrower under the New Facility, but the Canadian Commitments, to the extent activated, contemplate that one or more of our subsidiaries in Canada would become a borrower under the New Facility as well. RPM International Inc. has agreed to guarantee all obligations of Canadian subsidiaries that become borrowers under the New Facility.

The New Facility is available for working capital needs, general corporate purposes including acquisitions and to provide liquidity for the issuance of commercial paper.

At our election, loans under the New Facility will bear interest at one of the following options: (1) the alternative base rate which is the greater of (a) the effective prime rate announced by National City Bank, or (b) a rate per annum that is 0.5% in excess of the effective federal funds rate, (2) the Eurodollar rate plus a margin of 0.400% to 1.375% per annum (based on our debt rating); (3) the adjusted foreign currency rate plus a margin of 0.400% to 1.375% per annum (based on our debt rating); or (4) with respect to swingline loans, the effective federal funds rate plus a margin of 0.400% to 1.375% per annum (based on our debt rating). To the extent the Canadian Commitments are activated, similar interest rate options will apply to borrowings thereunder. The New Facility provides for facility fees of 0.100% to 0.375% per annum (based on our debt rating). The New Facility also imposes a utilization fee when borrowings under the credit facility exceed 33.0% of the aggregate commitment of the credit facility.

The New Facility contains customary covenants, including but not limited to, limitations on our ability, and in certain instances, our subsidiaries’ ability, to incur liens, make acquisitions and investments, or sell or transfer assets and stock. Additionally, we may not permit our consolidated leverage ratio to exceed 0.65 to 1.0 or our consolidated interest coverage ratio to be greater than 3.5 to 1.0.

Upon the occurrence of certain events of default, our obligations under the New Facility may be accelerated. Such events of default include payment defaults to lenders under the New Facility, covenant defaults, payment defaults (other than under the New Facility), certain ERISA defaults, change of control and other customary defaults.

The lenders under the New Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of business, and also provide or have provided advisory and financial services to us.

The description of the New Facility set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the credit agreement filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement among RPM International Inc., the Borrowers party thereto, the Lenders party thereto and National City Bank, as Administrative Agent, dated as of November 19, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date November 24, 2004	RPM International Inc. (Registrant) /s/ Robert L. Matejka Robert L. Matejka Vice President, Chief Financial Officer and Controller

Exhibit Index

Exhibit Number	Description
10.1	Credit Agreement among RPM International Inc., the Borrowers party thereto, the Lenders party thereto and National City Bank, as Administrative Agent, dated as of November 19, 2004.